As filed with the Securities and Exchange Commission on April 10, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED FIRE & CASUALTY COMPANY

(Exact Name of Registrant as Specified in its Charter)

IOWA	42-0644327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

118 SECOND AVENUE S.E.

CEDAR RAPIDS, IOWA 52407

(319) 399-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN A. RIFE

President and Chief Executive Officer

118 Second Avenue S.E.

Cedar Rapids, Iowa 52407

(319) 399-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Michael K. Denney

Bradley & Riley PC

2007 First Avenue S.E.

Cedar Rapids, Iowa 52406-2804

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Preferred Stock
Common Stock
Warrants
Debt Securities

(1)	An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In accordance with rule 456(b) and rule 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

UNITED FIRE & CASUALTY COMPANY

Preferred Stock, Common Stock,

Warrants, Debt Securities

We may offer from time to time in one or more series, together or separately:

•	preferred stock;

•	common stock;

•	warrants; and

•	debt securities.

We may offer the securities independently or together with other securities, and the securities may be attached to, or separate from, other securities. We may issue debt securities that may be senior or subordinated to other indebtedness of United Fire & Casualty Company. We may also issue debt securities that are convertible into or exchangeable for common stock or preferred stock or other securities issued by us. Any preferred stock we issue may be convertible into common stock or another series of preferred stock or convertible into or exchangeable for other securities issued by us. We will provide specific terms of any offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state insurance or securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealer or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is April 10, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than information in the documents that is deemed not to be filed):

•	annual report on Form 10–K for the year ended December 31, 2005 filed with the SEC on March 1, 2006; and

•	current report on Form 8–K filed with the SEC on February 13, 2006 and April 7, 2006.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

•	reports filed under Section 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: United Fire & Casualty, 118 Second Avenue, Cedar Rapids, Iowa 52407-3909, (319) 399-5700.

You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a prospectus supplement related to an offering prepared by or on behalf of United Fire & Casualty Company or used or referred to by us. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are conveyed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates indicated in those documents. You should read all information supplementing this prospectus.

EXPERTS

The Consolidated Financial Statements as of December 31, 2005 and 2004 and for each of the three years in the period ending December 31, 2005 (including the related financial statement schedules thereon) and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus by reference from United Fire & Casualty Company’s Annual Report on Form 10–K for the year ended December 31, 2005 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given on their authority as experts in accounting and auditing.

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	(1)
Fees and expenses of accountants	(2)
Fees and expenses of counsel	(2)
NASD filing fee	(2)
Printing expenses	(2)
Printing and Engraving Fees and Expenses	(2)
Rating agency fees	(2)
Miscellaneous	(2)

Total	(2)

(1)	Deferred in reliance on Rule 456(b) and 457(r).
(2)	The amount of these expenses is not presently known.

Item 15. Indemnification of Directors and Officers

The registrant’s Articles of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its security holders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Iowa Code Section 490.833 of the Iowa Business Corporation Act, which concerns unlawful distributions, or (4) for any transaction from which the director derived an improper personal benefit.

The registrant’s Articles of Incorporation further provide that if the Iowa Business Corporation Act, Iowa Code Chapter 490, is amended to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act.

The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

Item 16. Exhibits

Exhibit Number	Description	Incorporation by Reference to Filings Indicated
1.1	Form of Underwriting Agreement*

3.1	Fourth Restated Articles of Incorporation	Exhibit 4.1 of Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-83446)

3.2	First Amendment to Fourth Restated Articles of Incorporation	Exhibit 4.3 of Amendment No. 3 to our Registration Statement on Form S-3 (No. 333-83446)

3.3	Second Amendment to Fourth Restated Articles of Incorporation	Report on Form 10-Q, filed on July 29, 2005

3.4	By-Laws of United Fire & Casualty Company, as amended	Form S-8 Registration Statement, filed on December 19, 1997

4.1	See Exhibits 3.1 through 3.3 for provisions of the Fourth Restated Articles of Incorporation defining the rights of holders of common stock of the Registrant

5.1	Opinion of Bradley & Riley PC

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bradley & Riley PC is contained in Exhibit 5.1 of this Registration Statement

24	Power of Attorney (included on page II-6)

*	To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids and State of Iowa on the 10th day of April 2006.

UNITED FIRE & CASUALTY COMPANY (Registrant)

By:	/s/ JOHN A. RIFE
Name:	John A. Rife
Title:	President, Chief Executive Officer, and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Rife, Randy A. Ramlo, Kent G. Baker, and Dianne M. Lyons as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 10th day of April 2006.

Signature	Title
/s/ Scott McIntyre Jr.	Chairman of the Board of Directors
Scott McIntyre Jr.

/s/ JOHN A. RIFE John A. Rife	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ KENT G. BAKER Kent G. Baker	Vice President and Chief Financial Officer (Principal Accounting Officer)

/S/ JACK B. EVANS Jack B. Evans	Vice Chairman of the Board of Directors

/s/ CHRISTOPHER R. DRAHOZAL	Director
Christopher R. Drahozal

/s/ THOMAS W. HANLEY	Director
Thomas W. Hanley

/s/ CASEY D. MAHON	Director
Casey D. Mahon

/s/ GEORGE D. MILLIGAN	Director
George D. Milligan

/s/ MARY K. QUASS	Director
Mary K. Quass

/s/ BYRON G. RILEY	Director
Byron G. Riley

/s/ KYLE D. SKOGMAN	Director
Kyle D. Skogman

/s/ FRANK S. WILKINSON JR.	Director
Frank S. Wilkinson Jr.